Exhibit 99.1

CONTACT:
Heather Hamel
(617) 863-5530
Investor Relations
Investor-relations@invivotherapeutics.com

InVivo Therapeutics Provides Business Update

Announces Reverse Stock Split and Key Cost-Saving Initiatives

CAMBRIDGE, Mass. (April 9, 2018) – InVivo Therapeutics Holdings Corp. (Nasdaq: NVIV) today provided a general business update. The company is announcing a 1-for-25 reverse stock split of its common stock and a proportionate reduction in its authorized common stock. The company anticipates the reverse stock split will become effective at 5:00 p.m. Eastern Time on April 16, 2018, and shares of InVivo Therapeutics common stock will trade on a post-split basis under the Company's existing trading symbol, "NVIV," at the market open on April 17, 2018. The new CUSIP number for the Company's common stock following the reverse stock split will be 46186M 407.

At the effective time of the reverse stock split, every 25 shares of InVivo Therapeutics common stock will be combined into 1 share of InVivo Therapeutics common stock. In connection with the reverse stock split, the authorized shares will be reduced from 100 million shares to four million shares. The reverse stock split is anticipated to reduce the company’s issued and outstanding shares of common stock from approximately 38.1 million to approximately 1.52 million. In addition, proportionate adjustments will be made to the exercise prices of the company's outstanding stock options and warrants and to the number of shares issued and issuable under the company's existing stock incentive plans.

The company also announced that it is in the process of finalizing a lease assignment, expected to result in lease-related savings of approximately $3M through 2019. In addition to the lease assignment, InVivo is undertaking other key initiatives to align its core competencies and business strategy in the most cost-efficient manner. Based on these initiatives, InVivo projects its average cash burn over the last three quarters of 2018 to be approximately $1M per month, compared to an average cash burn of approximately $1.5M per month during the last three quarters of 2017 and the first quarter of 2018.

“InVivo remains committed to executing on its near-term goals while building momentum to create shareholder value. Cost-saving initiatives, including the proposed assignment of our lease, will allow us to continue to chart our new path forward,” said Richard Toselli, M.D., President and Chief Executive Officer of InVivo Therapeutics. “In light of this strategy and after careful consideration, we further determined that a reverse stock split will best allow us to achieve future financing goals on favorable terms for the company and its shareholders. We have received the support of our Board of Directors in taking these actions, and we look forward to providing further updates as we explore financing options.”

About InVivo Therapeutics

InVivo Therapeutics Holdings Corp. is a research and clinical-stage biomaterials and biotechnology company with a focus on treatment of spinal cord injuries. The company was founded in 2005 with proprietary technology co-invented by Robert Langer, Sc.D., Professor at Massachusetts Institute of Technology, and Joseph P. Vacanti, M.D., who then was at Boston Children’s Hospital and who now is affiliated with Massachusetts General Hospital. In January 2018, the company announced updated clinical evidence, including improvements in patients with acute spinal cord injury (SCI), from its INSPIRE study of the Neuro-Spinal Scaffold™. The publicly traded company is headquartered in Cambridge, MA. For more details, visit www.invivotherapeutics.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of the federal securities laws. These statements can be identified by words such as “believe,” “anticipate,” “intend,” “estimate,” “will,” “may,” “should,” “expect” and similar expressions, and include statements regarding the company’s planned reverse stock split and planned cost savings initiatives, including the proposed assignment of its lease. Any forward-looking statements contained herein are based on current expectations, and are subject to a number of risks and uncertainties. Factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to: the company’s ability to effect the 1-for-25 reverse stock split and the administrative process related thereto, to successfully identify financing alternatives and raise the capital necessary to undertake the second pivotal trial, to successfully decrease costs and spend and to successfully open additional clinical sites for enrollment and to enroll additional patients if such trial is initiated; the timing of the Institutional Review Board process; the company’s ability to obtain FDA approval to commercialize its products; the company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the company’s products and technology in connection with spinal cord injuries; the availability of substantial additional funding for the company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and other risks associated with the company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies identified and described in more detail in the company’s Annual Report on Form 10‑K for the year ended December 31, 2017 and its other filings with the SEC, including the company’s quarterly reports on Form 10‑Q and current reports on Form 8‑K. The company does not undertake to update these forward-looking statements.